EXHIBIT 23



















                          Independent Auditors' Consent
                          -----------------------------



The Board of Directors
Vicon Industries, Inc.:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-7892, 33-34349, 33-90038, 333-30097 and 333-71410) and Form
S-2 (No. 333-46841) of Vicon Industries, Inc. of our report dated December 10, 2002, relating to the consolidated balance sheets of Vicon Industries, Inc. and subsidiaries as of September 30, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended September 30, 2002, which report appears in the September 30, 2002 annual report on Form 10-K of Vicon Industries, Inc.



                                       /s/ KPMG LLP


Melville, New York
December 30, 2002